Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2021, with respect to the consolidated financial statements of Affimed N.V, and the effectiveness of internal control over financial reporting, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

November 10, 2021